Code of Ethics

Champlain Investment Partners, LLC

March 2017

Our Mission:
Deliver Exceptional Investment Results and Develop Enduring Client
Relationships

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TABLE OF CONTENTS
FIRM VISION ...............................................................    3
STATEMENT OF GENERAL POLICY ...............................................    4
DEFINITIONS ...............................................................    6
STANDARDS OF BUSINESS CONDUCT .............................................    7
PERSONAL SECURITIES TRANSACTIONS ..........................................    8
GIFTS AND ENTERTAINMENT ...................................................   10
POLITICAL CONTRIBUTIONS AND ACTIVITIES ....................................   12
PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION ......................   14
SERVICE AS AN OFFICER OR DIRECTOR AND OTHER OUTSIDE BUSINESS ACTIVITIES ...   16
COMPLIANCE PROCEDURES .....................................................   17
CERTIFICATION .............................................................   20
RECORDS ...................................................................   21
REPORTING VIOLATIONS, SANCTIONS AND OTHER LEGAL MATTERS ...................   22
PROHIBITION AGAINST INSIDER TRADING .......................................   23
ANTI-CORRUPTION PRACTICES .................................................   26
SOCIAL MEDIA ..............................................................   27


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                                  FIRM VISION

Champlain Investment Partners, LLC is an institutionally-focused, employee-owned firm dedicated to delivering exceptional investment results and developing enduring client relationships. The firm was founded on the core concept that the goals of our clients and the goals of our firm will always be aligned, and that our employees will always act with integrity. While the consistent and disciplined execution our investment process will distinguish us from most competitors, we will also evolve as warranted by inherently dynamic nature of the marketplace.

Champlain's people respect each other. This mutual respect translates into a commitment to sustain a culture of high performance as well as a positive, supportive, and professionally dynamic environment. Mutual respect also means that we must clearly and effectively communicate expectations of each other, and that we are accountable to each other and to the firm's vision. Champlain and its people shall strive for excellence, continuous improvement, and intellectual honesty in all activities. Consistent with the principles of respect and accountability -- compensation will be highly correlated to contribution.


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                          STATEMENT OF GENERAL POLICY

This Code of Ethics ("Code") has been adopted by Champlain to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") and is designed to ensure that the high ethical standards maintained by Champlain continue to be applied. The purpose of the Code is to prevent activities that may lead to, or give the appearance of, conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of the firm has and continues to be a direct reflection of the conduct of each supervised person.

This Code establishes rules of conduct for all supervised persons of Champlain and is designed to, among other things, govern personal securities trading activities in the accounts of supervised persons, accounts of immediate family members (i.e. any relative by blood or marriage living in the employee's household), as well as any trust, custodial or other account in which he/she has a direct or indirect beneficial interest or exercises control over investment discretion. The Code is based upon the principle that Champlain and its supervised persons have a fiduciary duty to Champlain's clients to conduct their personal affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Pursuant to Section 206 of the Advisers Act, both Champlain and its supervised persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone; it means that Champlain has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Champlain and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

     o The duty to have a reasonable, independent basis for the investment advice provided.

     o The duty to obtain best execution for a client's transactions when the Firm is in a position to direct brokerage transactions for the client.

     o The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs, and circumstances.

     o    A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Champlain expects every supervised person to demonstrate the highest standards of ethical conduct for continued employment with Champlain. The provisions of the Code are not all-inclusive; they are intended as a guide for the conduct of supervised persons of Champlain. . In the case of a situation where a supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer/Chief Operating Officer ("CCO/COO"). The CCO/COO may grant exceptions to certain provisions contained in the Code in situations when it is clear beyond dispute that the interests of clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of supervised persons.


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The CCO/COO will periodically report to the Risk Management Committee of
Champlain to document compliance with this Code.







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                                  DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

"Account" includes:

     []   Any direct account(s) of the employee.

     [] Any account(s) of the employee's immediate family members (defined as any relative by blood or marriage living in the employee's household).

     [] Any account(s) in which the employee has a direct or indirect beneficial interest, such as trusts, custodial accounts, or other accounts in which the employee has a beneficial interest, or controls or exercises investment discretion.

"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
(iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Champlain acts as the investment adviser, sub-adviser, or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds. TRANSACTIONS IN CHAMPLAIN ADVISED AND SUB-ADVISED FUNDS, ANY EXCHANGE TRADED FUND (ETF) AND MUNICIPAL BONDS ARE REPORTABLE.

All employees of Champlain are "supervised persons" under this Code.

"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

"Fund" means an investment company registered under the Investment Company
Act.

"Reportable Fund" means any registered investment company (e.g. mutual fund) for which the firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.



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                         STANDARDS OF BUSINESS CONDUCT

Champlain's reputation for integrity and professionalism is a vital business asset, and the firm's highest priority is to maintain this stature. The confidence and trust placed in Champlain and its employees by its clients is something the firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Champlain's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest, or accounts over which the supervised person exercises control, as well as transactions by members of the supervised person's immediate family.

Supervised persons of Champlain certify via Schwab Compliance Technologies ("SCT") upon hiring and annually thereafter any disciplinary history regarding investment related activities, or any conduct that would have a potentially disqualifying effect upon the employee's investment related activities. Any disciplinary actions brought against an employee must be promptly disclosed to the CCO/COO.

In addition, no supervised person shall originate or circulate in any manner a rumor concerning any security that the individual knows, or has reasonable grounds for believing, is false or misleading or would improperly influence the market price of such security. All supervised persons are unequivocally prohibited from communicating or transmitting 'false rumors' or other information regarding portfolio investments, potential portfolio investments, publically traded companies, or any other investment institution that such person does not know or reasonably believe to be true to any person outside of Champlain for any reason.

Rumors may not be used to effect personal client trading activities or in an attempt to illegally manipulate the market or affect the pricing of a security; rumors may not be communicated in any form to others (with the exception of the CCO/COO or Partner Compliance). Supervised persons must promptly report to the CCO/COO or Partner Compliance any circumstance that reasonably would lead the individual to believe that such a rumor might have been originated or circulated.



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                        PERSONAL SECURITIES TRANSACTIONS

GENERAL POLICY
Champlain has adopted the following principles governing personal investment activities by the firm's supervised persons:

     o    The interests of client accounts will at all times be placed first.

     o All personal securities transactions will be conducted so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility

     o Supervised persons must not take inappropriate advantage of their positions.

PERSONAL SECURITY TRADING LIMITATIONS
Supervised persons are subject to the following limitations in trading individual equity securities:

     o If the market capitalization of a security exceeds $25 billion, and a Champlain managed portfolio holds or is active in the security, then a buy, sell, or buy-to-cover transaction may proceed, provided the supervised person does not trade more than 1% of the average daily volume of shares traded for that security in a single day.

     o If the market capitalization of a security is less than $25 billion, then buy transactions are prohibited for that security. A sell or a buy-to-cover transaction may proceed, provided the Champlain-managed portfolios are not active in the security.

     o The short-selling of individual equity securities is not permitted. Purchases of put options on individual equity securities are also not permitted. Buys-to-cover short positions already held prior to employment with Champlain are permitted.

Regardless of market capitalization, pre-clearance via SCT is required for all individual equity and corporate debt security transactions.

Trades in closed-end funds are not restricted by market capitalization, but must be pre-cleared via SCT.

Exceptions will be granted to the above limitations for transactions in accounts that are advised separately by an independent registered investment adviser, provided that the investment adviser has full discretion over the account and that the supervised person does not provide individual security buy and sell recommendations or otherwise exercise direct or indirect influence or control over the account.

No supervised person shall acquire any beneficial ownership in shares of the State Street Institutional Small-Cap Equity Fund or State Street Small-Cap Equity V.I.S. Fund.

No supervised person shall acquire any beneficial ownership in any securities in an initial public offering.

TRADING CHAMPLAIN'S MUTUAL FUNDS
Supervised persons are subject to the policies set forth in the prospectus for trading Champlain's mutual funds. The funds are intended for long-term investment purposes only and discourage shareholders from engaging in "market timing" or other types of excessive short-term trading.


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The funds' service providers will take steps reasonably designed to detect and deter frequent trading by shareholders pursuant to the funds' policies and procedures described in the prospectus and approved by the funds' Board of Trustees. For purposes of applying these policies, the funds' service providers may consider the trading history of accounts under common ownership or control. The funds' policies and procedures include:

     o Shareholders are restricted from making more than five "round trips," including exchanges into or out of a fund, per calendar year. If a shareholder exceeds this amount, the fund and/or its service providers may, at their discretion, reject any additional purchase orders. The funds define a round trip as a purchase into a fund by a shareholder, followed by a subsequent redemption out of the fund, of an amount the adviser reasonably believes would be harmful or disruptive to the fund.

     o The funds reserve the right to reject any purchase request by any investor or group of investors for any reason without prior notice, including, in particular, if a fund or its adviser reasonably believes that the trading activity would be harmful or disruptive to the fund.

PRE-CLEARANCE REQUIRED FOR PRIVATE OR LIMITED OFFERINGS
No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior approval of the CCO/COO or Partner Compliance, who will have been provided with full details of the proposed transaction (including certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client). If approved, ownership will be subject to continuous monitoring for possible future conflicts. The approval and certification process is typically facilitated via SCT.

INTERESTED TRANSACTIONS
No supervised person shall recommend any securities transactions for a client without having disclosed his/her interest, if any, in such securities or the issuer thereof, including without limitation:

     o any direct or indirect beneficial ownership of any securities of such issuer

     o    any position with such issuer or its affiliates

     o any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest


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                            GIFTS AND ENTERTAINMENT

Giving, receiving, or soliciting gifts or entertainment in a business setting may create the appearance of impropriety or may raise a potential conflict of interest. Champlain has adopted the policies set forth below to guide supervised persons in this area.

GENERAL POLICY
Champlain's policy with respect to gifts and entertainment is as follows:

     o Supervised persons should not provide or accept any gifts or entertainment that might influence the decisions they or the recipient must make in business transactions involving Champlain, or that others might reasonably believe would influence those decisions.

     o Modest gifts and favors that would not be regarded by others as improper, lavish, or extravagant in nature, may be given or accepted on an occasional basis, subject to any approval and/or reporting requirements outlined below. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

     o    Gifts and entertainment approval and reporting are facilitated via
          SCT.

APPROVAL AND REPORTING REQUIREMENTS
The following MUST BE APPROVED by Champlain's CCO/COO or Partner Compliance:

     o All gifts and entertainment given to or received from any officials or employees of the U.S. government or political entity, as well as candidates for public office.

     o All gifts and entertainment given to or received from any officials or employees of a foreign government or political entity, as well as candidates for public office.

     o All gifts and entertainment given to or received from any mutual or commingled fund client or investor. All gifts and entertainment valued in excess of $50 USD per person given to or received from officials and employees of ERISA and other retirement plans, unions and non-U.S. entities.

     o All gifts valued in excess of $100 USD either indirectly or directly given to or received from any person/entity that does or seeks to do business with or on behalf of Champlain, or that Champlain seeks to do business with or on behalf of.

The following MUST BE REPORTED to Champlain's CCO/COO or Partner Compliance:

     o RECEIPT OF ENTERTAINMENT: Provided that the entertainment is not lavish or extravagant in nature, supervised persons may attend business meals, sporting events, and other entertainment events at the expense of a person/entity that does or seeks to do business with or on behalf of Champlain, or that Champlain seeks to do business with or on behalf of. If the estimated cost or value of the supervised person's portion of the entertainment is greater than $200 USD, the supervised person must report his/her attendance.

     o GIVING OF ENTERTAINMENT: Champlain and its supervised persons are prohibited from giving entertainment that may appear lavish or excessive to any person or entity that does or seeks to do business with or on behalf of Champlain, or that Champlain seeks to do business with or on behalf of. All entertainment given with a cost or value in excess of $200 USD per recipient must be reported.


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     o    REGISTERED REPRESENTATIVES: Registered representatives of Foreside
          Fund Services, LLC must report any gifts and entertainment, given or received, in connection with the sale and distribution of the Champlain mutual funds and/or commingled funds. These gifts cannot exceed $100 USD per person per calendar year and may not be preconditioned on achievement of a sales target or other incentives. Additional guidance for registered representatives regarding gifts and entertainment policies is provided in Foreside's REGISTERED REPRESENTATIVE COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL.

These gift and entertainment approval and reporting requirements help Champlain monitor the activities of its supervised persons and ensure compliance with all applicable regulations. The approval or reporting of a gift or entertainment does not relieve a supervised person from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO/COO or Partner Compliance.



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                     POLITICAL CONTRIBUTIONS AND ACTIVITIES

Political contributions, activities in support of a political campaign, or payments made to government officials may appear as a 'pay-to-play' tactic and an attempt to influence the investment advisers selected to manage state and local government assets. Champlain has adopted the policies set forth below to guide supervised persons, as well as their spouses and related persons residing within their household, in this area.

GENERAL POLICY
Champlain's policy on political contributions and activities is as follows:

     o Supervised persons must pre-clear via SCT all political contributions and activities, including solicitation and fundraising activities. Political contribution and activity requests are reviewed by the CCO/COO or Partner Compliance.

     o Supervised persons must pre-clear via SCT the political contributions and activities of spouses and dependent related persons residing in the same household; these individuals are also subject to the additional policy requirements set forth in this section.

     o After pre-clearance, and barring any other relevant pay-to-play considerations, political contributions to candidates and officeholders who may be in a position to influence the selection of an investment adviser will generally be permitted up to $350 per election per candidate for whom the individual is entitled to vote, and up to $150 per election per candidate for whom the individual is not entitled to vote.

     o    Primary and general elections are treated as separate elections.

     o Champlain and its supervised persons are prohibited from soliciting or coordinating campaign contributions from others -- a practice referred to as "bundling" -- for a candidate or elected official who may be in a position to influence the selection of the adviser. Champlain also prohibits solicitation and coordination of payments to political parties in the state or locality where the firm currently does or is seeking government-related business.

     o Champlain and its supervised persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

     o If Champlain or its supervised employees make a political contribution above the de minimus to an elected official who is in a position to influence the selection of the adviser, Champlain is prohibited from providing advisory services for compensation -- either directly or through a pooled investment vehicle --for two years.

     o Prospective employees will be asked about political contributions during the hiring process. Champlain then "looks back in time" to determine whether or not a time-out will be imposed when hiring supervised employees. The "look back in time" is six months prior for natural persons' contributions above the de minimus and two years prior for those who solicit for the investment adviser.

     o Supervised persons are responsible for tracking and monitoring any applicable campaign finance limits for their own political contributions.

     o Champlain and its supervised persons are prohibited from making political contributions or engaging in activities in support of a non-U. S. political campaign.


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REPORTING REQUIREMENTS

     o Supervised persons must report political contributions and activities, made directly or indirectly, including contributions made by spouses and dependent related persons who reside in their household. This information is reported via the quarterly Code of Ethics Certification process facilitated through SCT, and must include the dollar value, date, and name of the receiving party.

     o Records of political contributions and activities or payments to government officials made by supervised persons and their spouses and related persons who reside within their household are maintained in SCT.

     o This political contribution and activity reporting requirement is for the purpose of monitoring the activities of Champlain's supervised persons and ensuring compliance with all relevant regulations. However, the pre-clearance or reporting of a contribution does not relieve any supervised persons from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any contribution, please consult the CCO/COO or Partner Compliance.


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              PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

CONFIDENTIAL CLIENT INFORMATION
In the course of its investment advisory activities, Champlain gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Champlain to clients, and data or analyses derived from such non-public personal information; such information will be collectively referred to as "confidential client information". All confidential client information, whether relating to Champlain's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

NON-DISCLOSURE OF CONFIDENTIAL CLIENT INFORMATION
All information regarding Champlain's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Champlain does not share confidential client information with any third parties, except in the following circumstances:

     o As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Champlain will require that any financial intermediary, agent or other service provider utilized by Champlain (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of confidential client information and use the information provided by Champlain only for the performance of the specific service requested by Champlain.

     o To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

     o To the extent required by law, rule or regulation; in response to a subpoena or similar request to participate in an administrative investigation, hearing or proceeding of any governmental agency or self- regulatory organization; or in connection with the exercise of an employee's right, where applicable, to file or participate in an administrative charge or complaint with, or to report any suspected wrongdoing under applicable law to, any governmental agency or self-regulatory organization; provided that, where not prohibited by law, the employee will provide Champlain with prompt advance notice of disclosure and further provided that, in all cases the employee will take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable.

SUPERVISED PERSON RESPONSIBILITIES
All supervised persons are prohibited, either during or after the termination of their employment with Champlain, from disclosing confidential client information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose confidential client information only to such other supervised persons who need to have access to such information to deliver the Champlain's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing confidential client information and, upon termination of their employment with Champlain, must return all such documents to Champlain.


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Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefitted from the disclosed information.

SECURITY OF CONFIDENTIAL PERSONAL INFORMATION
Champlain enforces the following policies and procedures to protect the security of confidential client information:

     o The firm restricts access to confidential client information to those supervised persons who need to know such information to provide Champlain's services to clients.

     o Any supervised person who is authorized to have access to confidential client information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file, or receptacle on a daily basis as of the close of each business day.

     o All electronic or computer files containing any confidential client information shall be password-secured and firewall-protected from access by unauthorized persons.

     o Any conversations involving confidential client information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

PRIVACY POLICY
As a registered investment adviser, Champlain and all supervised persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. Under Regulation S-P, 'nonpublic personal information' includes personally identifiable financial information, and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined as information supplied by individual clients, information resulting from transactions, or any information obtained in providing products or services. Pursuant to Regulation S-P, Champlain has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore, and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ('covered accounts'). Champlain has conducted an assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

ENFORCEMENT AND REVIEW OF CONFIDENTIALITY AND PRIVACY POLICIES
The CCO/COO is responsible for reviewing, maintaining, and enforcing Champlain's confidentiality and privacy policies and is also responsible for conducting appropriate supervised person training to ensure adherence to these policies.


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    SERVICE AS AN OFFICER OR DIRECTOR AND OTHER OUTSIDE BUSINESS ACTIVITIES

No supervised person shall serve on the board of directors of any publicly-traded company without prior authorization by the Managing Partners, whose decision will be based upon a determination that such board service would be consistent with the interest of Champlain's clients.

Supervised persons wishing to serve on the board, committee, or sub-committee, etc. of any for-profit or not-for-profit organization where that individual would have oversight of financial matters, including but not limited to asset allocation, manager selection, or security selection, must be approved by the CCO/COO or Partner Compliance. The approval process is facilitated via SCT.

All outside business activities (namely any instance where a supervised person is employed by and/or accepts compensation from any person or entity as a result of any business activity other than a passive investment, outside the scope of their role with Champlain) must be disclosed via SCT, at a minimum as part of the quarterly Code of Ethics Certification. The CCO/COO reviews all outside business activities.



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                             COMPLIANCE PROCEDURES

PRE-CLEARANCE
A supervised person may directly or indirectly acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Champlain; (ii) the approved transaction is completed by 8:00 AM EST/EDT on the day following approval; and
(iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction.

Only certain Trading and Compliance staff are authorized to pre-clear employees' personal securities transactions. Clearance must typically be obtained by submitting a trade pre-clearance request via SCT.

Pre-clearance is not required for transactions in accounts that are separately advised by an independent registered investment adviser, provided that the investment adviser has full discretion over the account and that the supervised person does not provide individual security buy and sell recommendations or otherwise exercises direct or indirect influence or control over the account.

The CCO/COO or Partner Compliance monitors all transactions by all supervised persons to ascertain any pattern of conduct that may indicate conflicts or potential conflicts with the principles and objectives of this Code. Advance trade clearance does not waive or absolve any supervised person of the obligation to abide by the provisions, principles, and objectives of this Code.

Transactions by supervised persons in the Champlain funds, in funds for which Champlain serves as a sub-adviser, or in any exchange traded funds and municipal bonds are exempt from pre-clearance, however must be reported quarterly.

REPORTING REQUIREMENTS
Every supervised person must submit initial and annual holdings reports and quarterly transaction reports via SCT that must contain the information described below:

1. INITIAL HOLDINGS REPORT
No later than ten (10) days after a person becomes a supervised person, he/she must file an initial holdings report via SCT that contains the following information:

     o The title, exchange ticker symbol or CUSIP number, type of security, number of shares, and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person.

     o The account number for and name and contact number of any broker, dealer or bank with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person.

     o    The date that the report is submitted by the supervised person.

     o    Any outside employment or business activity.

The information submitted must be current as of a date no more than forty-five
(45) days before the person became a supervised person. This information must also be provided for accounts managed by an independent registered investment adviser.


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2. ANNUAL HOLDINGS REPORT
No later than October 31 of each year, every supervised person shall file an annual holdings report via SCT containing the same information required in the initial holdings report described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. For accounts maintained at Schwab, holdings information is automatically linked to SCT, however this information must also be provided for accounts managed by an independent registered investment adviser.

3. QUARTERLY CODE OF ETHICS CERTIFICATION
No later than thirty (30) days after the end of each calendar quarter every supervised person must file a quarterly Code of Ethics certification via SCT that contains the following information:

For any newly established account in which any securities were held for the direct or indirect benefit of the supervised person:

     [] Name of the broker, dealer, or bank with whom the account was established

     []   Account name

     []   Account number

     []   Date account was established

     []   Date the report is submitted by the supervised person

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

     [] Date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security

     [] Nature of the transaction (e.g. purchase, sale or any other type of acquisition or disposition)

     [] Price of the reportable security at which the transaction was effected

     [] Name of the broker, dealer, or bank with or through whom the transaction was effected

     []   Date the report is submitted by the supervised person.

For accounts maintained at Schwab, holdings and transactions data is automatically linked to SCT. For any account not maintained at Schwab, it is the policy of Champlain that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO/COO or Partner Compliance. This information must also be provided for accounts managed by an independent registered investment adviser.

4. EXEMPT TRANSACTIONS
A supervised person does not need to submit a report if

     o    Transactions effected were pursuant to an automatic investment plan

     o A quarterly transaction report would duplicate information contained in securities transaction confirmations or brokerage account statements that Champlain holds in its records, provided that the firm


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receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. MONITORING AND REVIEW OF PERSONAL SECURITIES TRANSACTIONS
The CCO/COO and/or Partner Compliance will monitor and review reports required under the Code for compliance with Champlain's policies regarding personal securities transactions and applicable SEC rules and regulations. They may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Champlain. Transactions for any accounts of the CCO/COO will be monitored by the Partner Compliance; transactions for any accounts of the Partner Compliance will be monitored by the CCO/COO.



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                                 CERTIFICATION

INITIAL CERTIFICATION
Upon hire, all supervised persons will be provided with a copy of the Code and must certify via SCT that they have (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

ACKNOWLEDGEMENT OF AMENDMENTS
All supervised persons shall receive any amendments to the Code and must certify via SCT that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

ANNUAL CERTIFICATION
All supervised persons must annually certify via SCT that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

FURTHER INFORMATION
Supervised persons should contact the CCO/COO or Partner Compliance regarding any inquiries pertaining to the Code or the policies established herein.



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                                    RECORDS

The CCO/COO shall maintain or cause to be maintained the following records in a readily accessible place:

     o A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 that is or has been in effect during the past five years.

     o A record of any violation of Champlain's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred.

     o A record of all acknowledgements of receipt of the Code and amendments thereto for each person who is either currently or within the past five years a supervised person; these records shall be retained for five years after the individual ceases to be a supervised person of Champlain.

     o A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports.

     o A list of all persons who have either currently or within the preceding five years been deemed access persons.

     o A record of any decision, and reasons supporting such decision, to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.


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            REPORTING VIOLATIONS, SANCTIONS AND OTHER LEGAL MATTERS

All supervised persons shall promptly report to the CCO/COO or Partner Compliance all suspected or actual violations of laws, government rules or regulations, the Code, or other suspected wrongdoings affecting the firm. Any intimidation or retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Supervised persons may report violations anonymously to the CCO/COO or Partner Compliance by placing a written document in an enclosed envelope in his or her inbox.

The CCO/COO or Partner Compliance shall promptly report to the Risk Management Committee all apparent material violations of the Code. The Risk Management Committee shall review all reports made to it to determine if the Code has been violated and, if so, what sanctions should be imposed. Possible sanctions may include a reprimand, a monetary fine or assessment, and/or suspension or termination of employment.

Information relating to a possible violation of a securities law that has occurred, is occurring, or is about to occur, should be reported to the CCO/COO or Partner Compliance. If the CCO/COO is involved in the possible violation, the report may be provided to one of the Managing Partners. A Partner not included in the report will then be put in charge of an investigation. The Partner in charge is responsible for elevating the issue to outside counsel if necessary, reporting back to the whistleblower on the progress of the investigation, and keeping properly-secured records of the investigation.

All supervised persons must promptly report to the CCO/COO or Partner Compliance if any event has occurred that has, or may result in (1) the charging with, pleading guilty or nolo contedere ("no contest") to, or conviction of ANY felony or misdemeanor involving investments or investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses; (2) an investment-related civil action being brought against a supervised person, or;
(3) any other regulatory matter involving a supervised person.

All supervised persons must certify each quarter via SCT that they have appropriately escalated all suspected or actual violations of laws, government rules or regulations, the Code, or other suspected wrongdoings affecting the company. Supervised persons must also certify certain criminal and civil legal matters via SCT on an annual basis.

Although restrictions in disclosing confidential information may be outlined in certain employment agreements and/or firm policy documents, nothing shall prevent a supervised person from disclosing confidential information: (i) to the extent required by law, rule, or regulation; (ii) in response to a subpoena or similar request to participate in an administrative investigation, hearing, or proceeding of any governmental agency or self-regulatory organization; or
(iii) in connection with exercising his/her right, where applicable, to report any suspected wrongdoing under applicable law or to file or participate in an administrative charge or complaint with any governmental agency or self-regulatory organization; in such cases, unless prohibited by law, the supervised person must also provide Champlain with prompt advance notice of the disclosure take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable.



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                      PROHIBITION AGAINST INSIDER TRADING

INTRODUCTION
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Champlain to stringent penalties. The rules contained in this Code apply to securities trading and information handling by both supervised persons of Champlain as well as their immediate family members.

The law of insider trading is unsettled and continuously developing, as are the rules around rumor mongering. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO/COO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

GENERAL POLICY
No supervised person may trade, either personally or on behalf of others (accounts managed by Champlain), while in the possession of material, nonpublic information, nor may he/she communicate material, nonpublic information to others in violation of the law. Disseminating information, regardless of validity, with the intent of manipulating the markets is prohibited. The spreading of false rumors or trading on information that is known to be false will also not be tolerated.

1. WHAT IS MATERIAL INFORMATION?
Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information that, if disclosed, would have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO/COO or Partner Compliance.

Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The WALL STREET JOURNAL's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material, nonpublic information" relates not only to issuers but also to Champlain's securities recommendations and client securities holdings and transactions.

2. WHAT IS NONPUBLIC INFORMATION?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The WALL STREET JOURNAL or some other


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

publication of general circulation; additionally sufficient time must have passed so that the information has been disseminated widely.

3. IDENTIFYING INSIDE INFORMATION
Before executing any trade for yourself or others, including investment funds or private accounts managed by Champlain ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

     o Report the information and proposed trade immediately to the CCO/COO or Partner Compliance.

     o Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the firm.

     o Do not communicate the information inside or outside the firm, other than to the CCO/COO or Partner Compliance.

     o After the CCO/COO or Partner Compliance has reviewed the issue, he/she will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO/COO or Partner Compliance before taking any action. This high degree of caution will protect you, our clients, and the firm.

4. CONTACTS WITH PUBLIC COMPANIES
Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, difficult legal issues arise when, in the course of these contacts, a supervised person of Champlain becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or if an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Champlain must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO/COO or Partner Compliance immediately if you believe that you may have received material, nonpublic information.

5. TENDER OFFERS
A tender offer is the opportunity to purchase stock of a corporation from its shareholders at a certain price within a stated time limit, often in an effort to wincontrol of the company. Tender offers represent a particular concern in insider trading law for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Supervised persons of Champlain should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.



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6. RESTRICTED/WATCH LISTS
Although Champlain does not typically receive confidential information from portfolio companies, if it does receive such information it may take appropriate action to establish restricted or watch lists for certain securities.

The CCO/COO or Partner Compliance may place certain securities on a "restricted list." Supervised persons are prohibited from purchasing or selling, either personally or on behalf of an advisory account, any restricted security during any period it is listed.

The CCO/COO or Partner Compliance may place certain securities on a "watch list" that will allow compliance staff to more closely monitor transactions in those securities. The list will be disclosed only to a limited number of other persons deemed to be necessary recipients because of their roles in compliance.




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                           ANTI-CORRUPTION PRACTICES

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations including the U.S. Foreign Corrupt Practices Act of 1977 as amended (the "FCPA") and the U.K. Bribery Act 2010 (the "Bribery Act"), among others. Both of these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents, and anyone acting on their behalf regardless of their citizenship, to bribe non-U.S. government officials. Additionally, the Bribery Act also criminalizes commercial bribery, public corruption, as well as the receipt of improper payments.

GENERAL POLICY
Recognizing Champlain's commitment to its clients, all supervised persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders, and one another. Improper conduct on the part of any employee puts the firm and its personnel at risk. Accordingly, all supervised persons are not only expected but required to promptly report their concerns about potentially illegal conduct as well as violations of our company's policies to the CCO/COO or Partner Compliance and/or the Managing Partners.

     []   Due to both regulatory implications and the Gifts and Entertainment section in this Code, supervised persons are prohibited from providing anything of value to an official or employee of a non-U.S. government or political entity or a candidate for public office without obtaining approval from the CCO/COO or Partner Compliance. Approval must also be obtained for any gift or entertainment valued in excess of $50 USD per person given to or received from officials or employees of any non-U.S. entity.

     [] Supervised persons should contact the CCO/COO or the Partner Compliance directly with any questions concerning the firm's practices, particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions.

     [] Supervised persons are required to promptly report to the CCO/COO, Partner Compliance, or one of the Managing Partners any incident or perceived incident of bribery. Consistent with reporting procedures outlined in the Reporting Violations and Sanctions section in this Code, such reports will be investigated and handled promptly and discretely.

Violations of the firm's anti-corruption policies may result in disciplinary actions up to and including termination of employment.



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                                  SOCIAL MEDIA

"Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction, and content creation, and is a means mass communication that is evolving dynamically. Social media may use many technologies including, but not limited to, blogs, microblogs, wikis, photo and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" (such as Facebook, LinkedIn and Twitter) are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever-changing regulatory risks for Champlain. As a registered investment adviser, use of social media by Champlain and/or its supervised persons must comply with applicable provisions of the federal securities laws including, but not limited to, the anti-fraud, compliance, and record-keeping provisions. For example, business- or client-related comments or posts made through social media risk breaching applicable privacy laws or may be considered "advertising" under applicable regulations thereby triggering content restrictions and special disclosure and record-keeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for Champlain, particularly when the employee is identified as an employee or representative of the firm. Accordingly, Champlain seeks to adopt reasonable policies and procedures to safeguard the Firm and its clients.

SUPERVISED PERSON USAGE GUIDELINES, CONTENT STANDARDS AND MONITORING

     o Champlain may maintain a firm profile page on social networks, however any business-related information provided therein should be limited to a brief overview of the firm (e. g. type of firm, date found, firm mission, investment team members etc.).

     o Champlain's social network profile pages will be developed by Marketing and reviewed by the CCO/COO or Partner Compliance on an ongoing basis.

     o Supervised persons may maintain a personal profile page on social networks such as Facebook, LinkedIn, or Twitter, however business-related information may only be provided on LinkedIn, college/university alumni or professional databases, or on other sites as approved by the CCO/COO or Partner Compliance; LinkedIn profiles must be reviewed by Compliance and should include a brief current job description, a professional photo, with other information limited to objective and verifiable information such the firm name and position title.

     o Supervised persons with LinkedIn profiles must have their account affiliated with their Champlain email address.

     o Social networks may not be utilized for business-related communication unless otherwise approved under specific conditions by the CCO/COO or Partner Compliance; communication with clients or prospective clients on social networks should be limited to "linking to your network" and non-business-related communication.

     o Making professional recommendations on social media sites are not permitted as they may be deemed testimonials under advertising rules.

     o Postings on listservs or other professional group websites regarding topics such as job openings or questions about vendors and services, etc. must be pre-approved by the CCO/COO or the Partner Compliance.

     o Supervised persons are also prohibited from: -- posting any misleading statements


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          --   posting any information about the firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm, or trading activities

          -- soliciting comments or postings regarding Champlain that could be construed as testimonials

          -- soliciting client recommendations on LinkedIn or from publicly posting a client's recommendation to their LinkedIn profile

          -- linking from a personal blog or social networking site to Champlain's website or maintaining any individual blogs or network pages on behalf of the firm.



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